RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (“Agreement”) is entered into by and between THE HAGERTY GROUP, LLC, a Delaware limited liability company (the “Hagerty Group”), and KELLY SMITH (“Smith”) (the Hagerty Group and Smith are collectively referred to as the "Parties"), as of the date the Agreement is signed by both Parties.

Smith’s last date of employment with the Hagerty Group was June 17, 2022 (the “Separation Date”). Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for Smith for all purposes, meaning Smith is not entitled to any further compensation, monies, or other benefits from the Hagerty Group, including coverage under any benefit plans or programs sponsored by the Hagerty Group, as of the Separation Date.

A dispute has arisen between the Parties regarding the amount due Smith after the Separation Date under the Employment Agreement signed by Smith on March 4, 2021 (the “Matter”). The Parties desire to fully and completely resolve the Matter between and among them and ensure they have amicably resolved and settled all possible differences or claims pertaining to, arising from, or associated with the Matter, Smith’s employment and/or his separation of employment from the Hagerty Group.

Accordingly, the parties agree to the following:

1.Consideration. In consideration of the covenants and releases by Smith herein, payment shall be made to Smith and his attorneys by the Hagerty Group in the amount of
$550,000 (hereinafter “Settlement Amount”). The Settlement Amount will be paid as follows:

(a)$500,000 shall be paid to Smith via check or electronic funds. Payroll taxes and other withholdings will be withheld from this amount. The Hagerty Group will issue an IRS Form W-2 to Smith reflecting payment of this amount.

(b)$50,000 shall be paid to Smith’s attorneys, Ashbaugh Beal, via check or electronic funds. No payroll taxes or other withholdings will be withheld from this amount. Smith has authorized this payment to his attorneys. Executed IRS W-9 Forms for Ashbaugh Beal and Smith shall be provided to the Hagerty Group. The Hagerty Group will issue an IRS Form 1099 to Ashbaugh Beal and Smith in connection with this amount.

Payment of the Settlement Amount shall be made on the Hagerty Group’s next regularly scheduled payroll period following the Effective Date of this Agreement as set forth in Paragraph 6 below.

2.Taxes. Smith agrees that he will pay all of his obligations for local, state, and federal tax arising out of any of the payments made pursuant to this Agreement. Smith further agrees that he has made his own independent analysis of the taxability of these payments and is not relying on advice from the Hagerty Group or its legal counsel. Smith further agrees to indemnify and hold the Hagerty Group harmless from and against any tax or tax withholdings claims, amounts, interest, penalties, fines or assessments brought or sought by any taxing authority or governmental agency with regard to the above recited sums. In the event the Hagerty Group receives written notice that any claim or assessments for taxes, withholding obligations, penalties and/or interest arising out of this settlement are being or will be made against the Hagerty Group, the Hagerty Group shall promptly, after receipt of such written notice, notify Smith by letter sent to counsel for Smith.

3.No Admission of Liability. Nothing in this Agreement shall be construed as an admission by Smith or the Hagerty Group of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

4.Smith Representations. Smith specifically represents, warrants, and confirms that Smith:

a.has not filed any claims, complaints, or actions of any kind against the Hagerty Group with any arbitration tribunal, federal, state, or local court or government or administrative agency;

b.has not made any claims or allegations to the Hagerty Group related to sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual abuse;

c.has been properly paid for all hours worked for the Hagerty Group through and including the Separation Date;

d.has received all salary, wages, commissions, bonuses, and other compensation due to Smith, and any vested benefits accrued before the Separation Date under the terms of any written Hagerty Group policy or benefit program through and including the Separation Date; and

e.has not engaged in any unlawful conduct relating to the business of the Hagerty Group.

5.Mutual Release.

(a)Smith’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, Smith and Smith’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge the Hagerty Group, including each member of the Hagerty Group's parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, trustees, and partners, in their corporate and individual capacities (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Matter, Smith’s hire, benefits, employment, termination, or separation from employment with the Hagerty Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of Smith’s execution of this Agreement, including, but not limited to:

(i)any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), and any/all state and local laws that may be legally waived, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii)any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii)any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, expert fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

(v)any indemnification rights Smith has against the Hagerty Group.

However, this general release and waiver of claims excludes, and Smith does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although Smith waives any right to monetary relief related to any filed charge or administrative complaint; and (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; and (C) any right to file an unfair labor practice charge under the National Labor Relations Act or Smith's rights under a collective bargaining agreement without processes; and (D) protections against retaliation under the Taxpayer First Act (26 U.S.C.
§ 2623(d)); and (E) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

If Smith applies for unemployment benefits, the Hagerty Group shall not actively contest it. However, the Hagerty Group will respond truthfully, completely, and timely to any inquiries by the applicable state unemployment insurance agency or department of labor concerning the termination of Smith’s employment.

f.Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to Smith in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of Smith's execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Smith hereby acknowledges and confirms that:

(vi)Smith has read this Agreement in its entirety and understands all of its terms;

(vii)by this Agreement, Smith has been advised in writing to consult with an attorney of Smith's choosing before signing this Agreement;

(viii)Smith knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(ix)Smith is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Smith is otherwise entitled;

(x)Smith was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Smith's choice, although Smith may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(xi)Smith understands that he has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering written notice of revocation to Edward J. Bardelli at Warner Norcross + Judd LLP, 1500 Warner Building, 150 Ottawa Avenue NW, Grand Rapids, Michigan 49503, stating: “I hereby revoke my acceptance of the Release and Settlement Agreement.” The notice must be received during the revocation period. Once this revocation period expires, if Smith has not revoked this Agreement, it will be a binding, non- revocable agreement; and

(xii)Smith understands that the release contained in this paragraph does not apply to rights and claims that may arise after Smith signs this Agreement.

(b)The Hagerty Group Release of Smith

In exchange for the Releasors’ waiver and release of claims against the Released Parties, and non-revocation of any portion of that release, the Hagerty Group expressly waives and releases any and all claims whatsoever it has or may at any time in the future have against Smith, whether presently known or unknown, suspected or unsuspected, with the exception of claims arising directly out of: (i) events, acts, or omissions taking place after the Parties' execution of this Agreement; (ii) Smith’s breach of any terms and conditions of this Agreement; and (iii) a criminal conviction of Smith by State or Federal authorities based on Smith’s conduct as an employee of the Hagerty Group occurring during Smith’s employment with the Hagerty Group.

6.Effective Date. This Agreement shall not become effective until the eighth (8th) day after Smith signs, without revoking, this Agreement ("Effective Date"). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date

7.Confidentiality of This Agreement. The Parties agree that this Agreement and its terms are confidential and shall not be disclosed; and that confidentiality is a material term of this Agreement. Smith agrees not to disclose this Agreement or its terms to anyone other than his spouse, if any, attorney(s), his tax preparers and accountants. Smith further agrees that he will instruct the above-mentioned individuals not to disclose this Agreement or its terms.

Upon inquiry by any person as to the status of the Matter, the Parties shall refuse to comment concerning the terms of the Agreement or the merits of the Matter and shall merely respond that the Matter has been resolved. By way of example, without limitation, the Parties shall not respond to or in any way participate in or contribute to any public or private discussion, notice, or other publicity concerning or in any way relating to, the terms of the Agreement or the merits of the Matter. Further, the Parties shall not disclose the above settlement information to any other person or organization, nor shall they indirectly or anonymously disclose the above settlement information online or via social media.

The Parties agree that this Agreement does not in any way restrict or impede the Parties from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Should the above-mentioned settlement information be disclosed, in whole or in part, pursuant to law, regulation, or lawful order or process of a judicial, administrative, civil or criminal authority or proceeding, the Parties shall thereafter continue to be bound by the confidentiality provisions of this Agreement, and no such disclosure shall relieve them from the confidentiality requirements herein. Any party receiving an order calling for the disclosure of any of the above settlement information shall promptly provide written notice of any such order to the non-receiving party.

Nothing in this Agreement prohibits or restricts Smith (or his attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

8.Mutual Nondisparagement. Smith agrees and covenants that he shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or maliciously false, or disparaging remarks, comments, or statements concerning the Hagerty Group, its businesses, Board of Directors, current Chief Executive Officer and those who currently report directly to the Chief Executive Officer.

The Hagerty Group will instruct its Board of Directors, current Chief Executive Officer and those who currently report directly to the Chief Executive Officer that they shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or maliciously false, or disparaging remarks, comments, or statements concerning Smith.

The Hagerty Group will provide the names of the individuals referenced in this Paragraph to Smith’s attorneys as of the Effective Date of this Agreement.

Nothing in this Paragraph in any way restricts or impedes the Parties from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Any Party receiving notice of any such order shall promptly provide written notice to the non-receiving Party.

9.Response to Inquiries by Prospective Employers. The Hagerty Group agrees that all inquiries from prospective employers regarding Smith shall be directed to its Human Resources Department. Unless otherwise authorized by Smith in writing, only dates of employment and positions held by Smith will be released. The Hagerty Group will not characterize Smith’s departure from the Hagerty Group in any manner, including without limitation, that he was terminated for “Cause” as defined in the Employment Agreement signed by Smith on March 4, 2021.

10.Arbitration. The Parties agree that any dispute, controversy, or claim arising out of or related to this Agreement, or any alleged breach of this Agreement shall be governed by the Federal Arbitration Act (FAA) and submitted to and decided by binding arbitration to be held in Grand Traverse County, Michigan. Arbitration shall be administered before JAMS in accordance with its respective rules, except as modified by this Agreement. Each Party shall pay its own costs of arbitration. Any arbitral award determination shall be final and binding on the Parties and may be entered as a judgment in a court of competent jurisdiction. Notwithstanding the foregoing obligation to arbitrate, nothing in this Agreement prevents a Party from seeking temporary or preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction.

11.Other Remedies. The Parties agree that if either party unsuccessfully seeks relief against the other by commencing, joining in, or participating in any legal or administrative action or proceeding (except as required by law or by lawful process), or in any other manner unsuccessfully asserts any liability against the other for any claims released or waived herein or any claims arising from the Agreement, then the unsuccessful party shall pay to the successful party, in addition to any other damages caused by such action or assertion of liability, all reasonable attorneys’ fees and associated costs incurred by the successful party in defending or otherwise responding to such action, proceeding, or assertion of liability.

Further, if either party successfully obtains relief against the other party by commencing, joining in, or participating in any legal or administrative action or proceeding or in any other manner successfully asserts any liability against the other party as a result of the other party’s breach of, or failure to abide by, the terms of the Agreement, then the party who breached, or failed to abide by, the Agreement shall pay to the other party, in addition to any other damages caused by such breach or failure to abide by the terms of the Agreement, all reasonable attorneys’ fees and associated costs incurred by the other party in prosecuting or otherwise pursuing such action, proceeding, or assertion of liability.

12.Severability. If any part, term, or provision of the Agreement is held by a court, arbitrator, or administrative body to be illegal or in conflict with any law, or by statute becomes illegal or in conflict with any law, the validity of the remaining portions or provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular, invalid part, term, or provision.

13.Integration Clause. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Hagerty Group and Smith relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Paragraphs 8 and 9 of the Employment Agreement signed by Smith on March 4, 2021.

14.Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Smith and an authorized representative of the Hagerty Group. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

15.Notices. All notices under this Agreement must be given in writing by certified mail, return receipt requested or email at the addresses indicated in this Agreement or any other address designated in writing by either Party as follows:

Notice to the Hagerty Group: The Hagerty Group, LLC Attn: Barbara Matthews General Counsel
121 Drivers Edge Traverse City, MI 49684 bmatthews@hagerty.com

Copy to:
Edward J. Bardelli
Warner Norcross + Judd LLP 150 Ottawa Ave NW
Grand Rapids, MI 49503 ebardelli@wnj.com

Notice to Smith:
Kelly Smith
2310 W. Three Lakes Drive Meridian, ID 83646

Copy to:
Joseph M. Campos Ashbaugh Beal
4400 Columbia Center
701 Fifth Avenue
Seattle, WA 98104 jcampos@ashbaughbeal.com

1.Attorneys' Fees. Except as otherwise expressly provided herein, each party hereto shall bear all attorneys' fees, costs, and expenses arising from the service of their own counsel in connection with the matters giving rise to this Agreement.

2.Successors and Assigns. The Hagerty Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Hagerty Group and its successors and assigns. Smith may not assign this Agreement in whole or in part. Any purported assignment by Smith shall be null and void from the initial date of the purported assignment.

3.Governing Law, Jurisdiction and Venue. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of Michigan without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Subject to Paragraph 10 above, any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Michigan, county of Grand Traverse. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

4.Counterparts. This Agreement may be executed in several identical counterparts, each of which when executed by the Parties hereto and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the entity below has caused this Agreement to be executed by an officer duly authorized thereunto by its Board of Directors, and the individual below has hereunto set his hand and seal, all as of the date and year written below.

Dated: October 20, 2022            KELLY SMITH

By: /s/ Kelly Smith

Dated: November 8, 2022    THE HAGERTY GROUP, LLC

By: /s/ McKeel O Hagerty

Title: Chief Executive Officer